Exhibit 10.4

MEMORANDUM OF AGREEMENT

THIS MEMORANDUM OF AGREEMENT (“Agreement”) is made this 10th day of June, 2005 (“Effective Date”) by and between Smash Clicks LLC, with offices located at 275 Madison Avenue, Floor 4, New York, NY 10016 (“Smash”), and lnterSearch Group, Inc., with offices located at 250 Montgomery Street, Suite 1200, San Francisco, CA 94104 (“ISGP”).

IN CONSIDERATION of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1) Proposed Purchase Transaction.

(a) Description of Transaction. The parties agree to work together in accordance with the terms of this Agreement to enable ISGP to purchase from DotCom Corporation (“DotCom”) the domain www.irs.com (the “DotCom Site”) and any contracts, arrangements or other assets or items of value in any way affecting the DotCom Site (the “Proposed Transaction”). Smash currently holds an option with DotCom to purchase the DotCom Site for $12 million pursuant to an Internet Promotion Agreement dated April 1, 2005 and First Amendment thereto dated May 2, 2005 between Smash and DotCom. Smash agrees to make all necessary introductions between DotCom and ISGP and to provide any assistance ISGP may reasonably request in the Due Diligence or negotiation process. It is agreed that ISGP will have the exclusive right to control the negotiations with DotCom. It is further agreed that ISGP’s initial offer price will be below $12 million.

(b) Standstill Agreement From Smash. Smash acknowledges that ISGP will be investing substantial sums in conducting Due Diligence, committing to a financing transaction, and preparing a definitive purchase agreement between ISGP and DotCom. Therefore, in consideration of the terms and conditions of this Agreement, Smash hereby covenants and agrees that neither Smash not its representatives or affiliates will initiate, solicit, assist or participate in (directly or indirectly), any inquiries or the making of any other proposal for the transfer of the DotCom Site to Smash or any other party (other than ISGP) for a period running from the Effective Date of this Agreement through the later of (i) July 31, 2005 or (ii) forty five (45) days after the date on which ISGP receives from Smash and DotCom substantially all of the information requested by ISGP as part of its Due Diligence review of the Proposed Transaction. In the event that, in ISGP’s sole opinion, the negotiations to buy the DotCom Site have failed completely, ISGP will not unreasonably withhold written release from the terms of this Standstill provision.

(c) Relinquishment of Purchase Option. Should ISGP and DotCom reach an agreement for the purchase by ISGP of the DotCom Site, Smash covenants and agrees that it will relinquish all of its rights under the Internet Promotion Agreement and First Amendment thereto between Smash and DotCom.

(d) Compensation To Smash. Upon the consummation of the Proposed Transaction between ISGP and DotCom, ISGP agrees to pay Smash a fee in cash, based on a percentage of the purchase price on the following sliding scale:

If purchase price is greater than 0 and up to 9MM	20% fee
If purchase price is greater than 9MM and up to 10MM	17% fee
If purchase price is greater than 10MM and up to 11MM	14% fee
If purchase price is greater than 11MM	11% fee

Memorandum of Agreement

No monies are due Smash unless and until the Proposed Transaction between ISGP and DotCom is consummated. The Proposed Transaction will be considered consummated once DotCom transfers ownership of the DotCom Site on the “Who Is” domain registration lookup, to ISGP or ISGP’s designated subsidiary, as well as transferring to ISGP or its designated subsidiary any other contracts, arrangements or other assets or items of value that are due to ISGP according to the purchase agreement with DotCom.

(e) Smash’s Option to Convert Cash To Stock. Smash will have a one-time option to convert all or a portion (minimum of $500,000) of its cash fee into ISGP common stock at $0.17 per share, provided Smash gives written notice to ISGP of its desire to convert, on or before the closing of the Proposed Transaction.

(f) Transition Period. For a period of up to thirty (30) days after the closing of a purchase transaction (the “Transition Period”), Smash, as well as DotCom, will provide assistance to ISGP in order to assist ISGP in transitioning the operation of the DotCom Site to new personnel without disruption. The cost of the salaries for Smash personnel during the Transition Period will be done at no cost to ISGP. ISGP will not be responsible for any severance costs or other obligations to Smash or Smash’s employees.

2) Disclosures. The Proposed Transaction may be disclosed by ISGP to its board of directors and management personnel, and by both parties to their legal, accounting, financial advisors and bankers on a “need-to-know” basis, but neither party nor their agents will make any other disclosures of the Proposed Transaction without the prior consent of the other party. Either party may make such disclosure without consent if the disclosing party reasonably believes that such disclosure is required by applicable law or regulation, provided the disclosing party promptly notifies the other party of such disclosure and the reason therefor.

3) Investigations, Conditions and Return of Information.

(a) ISGP’s management, representatives and agents will have reasonable access to all of the DotCom Site’s properties, books, records and documents (“Due Diligence”). ISGP’s Due Diligence will be conducted at its own expense and may include, among other things, (i) inquiries with customers and suppliers, and (ii) discussions with employees. The Proposed Transaction is conditioned on the results of the Due Diligence being satisfactory to ISGP in its sole and absolute discretion. The financial audit will only include financial records affecting the economic performance of the DotCom Site.

(b) The Proposed Transaction is also conditioned on (i) all necessary or appropriate approvals of all applicable governmental and regulatory agencies, (ii) all necessary consents of DotCom to the Proposed Transaction, (iii) express approval of the board of directors of ISGP, and (iv) execution of a definitive purchase agreement between ISGP and DotCom.

(c) If the Proposed Transaction is not consummated, each party will return to the other (or destroy) all books, records and other documents and papers obtained from the other party (or its representatives) and shall not disclose any confidential data or information obtained in the course of such investigation.

(d) ISGP’s management and agents will have such access as is described in Section 3(a) above for the purpose of conducting an audit of the business and affairs of the DotCom Site necessary, if needed, and appropriate, to satisfy its obligations as a public company with respect to audited financial statements of acquired businesses and entities.

Memorandum of Agreement

4) No Brokers. The parties agree that ISGP has no obligation to any broker or finder other than Smash in connection with this Agreement or the Proposed Transaction.

5) Miscellaneous.

(a) Governing Law; Venue. This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, without regard to its conflict of laws principles. Both parties submit to the jurisdiction of New York courts in case of controversy.

(b) Attorneys’ Fees. All costs and expenses incurred by the prevailing party in enforcing or defending this Agreement (including, without limitation, reasonable attorneys’ fees) shall be paid by the non-prevailing party in that particular actions or proceeding.

(c) Assignability. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the other party’s prior written consent, except that ISGP may assign its rights hereunder to an ISGP operating subsidiary.

(d) Binding. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

(e) Entire Agreement. This Agreement supersedes all other agreements between the parties relating to the subject matter of this Agreement and constitutes the entire understanding between them. This Agreement may not be changed, modified or varied except by written instrument duly executed by both parties.

(f) Severability. In the event that any provision of this Agreement is found to be illegal or unenforceable under the law as it is now or hereafter in effect, such provision will be deemed deleted from the Agreement without affecting the enforceability or validity of the remaining portions of this Agreement.

(g) Waiver. The failure of either party to insist on strict performance of this Agreement by the other, according to the terms and understandings herein set forth, will not be construed as a waiver of the right to insist on such performance, and no waiver by either party of any breach by the other of any provision hereof will be deemed a waiver of any other prior or subsequent breach.

(h) Contract Interpretation. Ambiguities, inconsistencies, or conflicts in this Agreement will not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances. Where the context of this Agreement requires, singular terms will be considered plural, and plural terms will be considered singular.

(i) Headings. Paragraph and section headings used herein are for convenience only and will not be construed as controlling the scope of any provision hereof or affecting the meaning or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as of the Effective Date set forth above.

Memorandum of Agreement

InterSearch Group, Inc.		Smash Clicks LLC

By:	/s/ Daniel M. O’Donnell	By:	/s/ Tihan Seale
Name:	Daniel M. O’Donnell	Name:	Tihan Seale
Title:	President and CEO	Title:	General Manager
Date:	June 10, 2005	Date:	June 10, 2005